Exhibit 99.2

Investor Relations

News from AON

Aon Announces 2007 Restructuring Plan

- Actions intended to streamline organization and improve ability to serve clients

- Plan is expected to result in $240 million of annualized savings by 2010

CHICAGO, IL — October 31, 2007 - Aon Corporation (NYSE: AOC) today announced a global restructuring plan intended to create a more streamlined organization and reduce future expense growth to better serve clients.  The restructuring plan is expected to result in cumulative pretax charges of approximately $360 million, encompassing workforce reduction, lease consolidation, asset impairment and other costs associated with the restructuring program. The plan, before any potential reinvestment of savings, is expected to deliver $50-70 million of savings in 2008, $175-200 million in 2009 and $240 million of annualized savings by 2010. Actual savings, total charges and timing may vary from the estimates due to changes in the scope or underlying assumptions of the plan.

“As we continue to make investments globally to better serve our clients, we remain equally committed to improving operational excellence,” said Greg Case, president and chief executive officer, Aon Corporation. “This restructuring plan has a similar approach to that of our 2005 restructuring plan, which has had very positive results.  We are continuing efforts to simplify our complex organization, and eliminate expense that does not contribute directly to our ability to efficiently deliver value-added products and services to our clients."

The restructuring plan is focused primarily on structural changes that will improve expense management through simplification and consolidation across the Company.  As a result of the plan, the Company intends to:

•                  eliminate 2,700 positions, predominantly non-client facing roles, including 1,100 positions that will be off-shored or outsourced;

•                  further consolidate functions such as Human Resources, Finance and Information Technology around the globe;

•                  evaluate options to consolidate and simplify European operations on a country-by-country basis focusing on shared service functions, real estate and off-shoring or outsourcing of positions;

•                  simplify real estate globally through “model office” practices.

The 2007 restructuring plan is another step towards operational excellence at Aon. In November 2005, the Company began executing a broad restructuring initiative to reduce its fixed cost base and increase client service efficiency.  That three-year restructuring plan is substantially complete as the Company realized an estimated $119 million of savings in 2006 and is on track to achieve annualized cost savings of approximately $280 million by 2008.

About Aon

Aon Corporation (NYSE:AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting. Through its 43,000 professionals worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Our industry-leading global resources, technical expertise and industry knowledge are delivered locally through more than 500 offices in more than 120 countries. Aon was ranked by A.M. Best as the number one global insurance brokerage in 2007 based on brokerage revenues, and voted best insurance intermediary, best reinsurance intermediary, and best employee benefits consulting firm in 2007 by the readers of Business Insurance. For more information on Aon, log onto www.aon.com.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to successfully execute strategic options for our Combined Insurance subsidiary, the impact of current, pending and future regulatory and legislative actions that affect our ability to market and sell, and be reimbursed at current levels for, our Sterling subsidiary’s Medicare Advantage health plans, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the impact of the analysis of practices relating to stock options, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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Investor Contact:	Scott Malchow
Vice President, Investor Relations
312-381-3983

Media Contact:	David Prosperi
Vice President, Public Relations
312-381-2485